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                        [CENTERPOINT ENERGY LETTERHEAD]


FOR IMMEDIATE RELEASE                                                Page 1 of 2
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               CenterPoint Energy Declares Partial Distribution of
                            Texas Genco Common Stock

     HOUSTON, TX - December 5, 2002 - CenterPoint Energy, Inc.'s (NYSE:CNP) Board of Directors approved the distribution of approximately 19 percent of the 80 million outstanding shares of common stock of its wholly owned subsidiary, Texas Genco Holdings, Inc., to CenterPoint Energy's shareholders. The stock distribution, expected to be paid on January 6, 2003, will be taxable to shareholders.

     "This partial stock distribution to our shareholders is a critical step in the process being used to ultimately recover the value of our generation assets and our stranded costs," said David M. McClanahan, president and chief executive officer of CenterPoint Energy. "The publicly traded common stock of Texas Genco will be used to determine the market value of the generating assets and to quantify our stranded costs in the 2004 true-up proceeding by the Texas
Public Utility Commission. This method is prescribed by Senate Bill 7, the law enacted by the Texas legislature in 1999 that deregulated the electric market."

     Each CenterPoint Energy shareholder will receive approximately one share of Texas Genco common stock for every 20 shares of CenterPoint Energy common stock owned as of the record date, December 20, 2002, unless the shareholder disposes of the right to receive the Texas Genco shares prior to the distribution date. The actual distribution ratio will be determined by dividing the number of Texas Genco shares to be distributed by the number of shares of CenterPoint Energy common stock outstanding as of the record date. Cash payments for fractional shares will be made following the distribution. Payment of the distribution is conditional upon the Securities and Exchange Commission declaring Texas Genco's Form 10 registration statement relating to its common stock effective under the Securities Exchange Act of 1934.

     Texas Genco owns 14,175 MW of electric generation in Texas, fueled by natural gas, coal, lignite and nuclear fuels. After the distribution, Texas Genco's shares will be listed on the New York Stock Exchange under the stock ticker symbol "TGN". Following the distribution, it is expected that Texas Genco will establish a dividend policy under which it will pay an initial quarterly cash dividend of $0.25 per share. The company will mail an information statement in mid-December to all its shareholders of record that will include information about the distribution, Texas Genco and its business and operations. More details about Texas Genco are available at www.CenterPointEnergy.com.

                                     -more-

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FOR IMMEDIATE RELEASE                                                Page 2 of 2
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     CenterPoint Energy, Inc., headquartered in Houston, Texas, is a domestic energy delivery company that includes electric transmission and distribution, natural gas distribution and sales, interstate pipeline and gathering operations, and more than 14,000 megawatts of power generation in Texas. The company serves nearly five million customers primarily in Arkansas, Louisiana, Minnesota, Mississippi, Missouri, Oklahoma, and Texas. Assets total nearly $19 billion. CenterPoint Energy became the new holding company for the regulated operations of the former Reliant Energy, Incorporated in August 2002. With more than 11,000 employees, CenterPoint Energy and its predecessor companies have been in business for more than 130 years.

     This news release includes forward-looking statements. Actual events and results may differ materially from those expressed or implied by these statements. Factors that could affect actual results include the timing of receipt of regulatory approvals, changes in CenterPoint Energy's business plans, financial market conditions and other factors discussed in CenterPoint Energy's filings with the Securities and Exchange Commission.

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